Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated June 6, 2022

Registration Statement No. 333-236292

Relating to the Preliminary Prospectus Supplement dated June 6, 2022

PRICING TERM SHEET

PARKER-HANNIFIN CORPORATION

$1,400,000,000 of 3.650% Senior Notes due 2024

$1,200,000,000 of 4.250% Senior Notes due 2027

$1,000,000,000 of 4.500% Senior Notes due 2029

Issuer:	Parker-Hannifin Corporation

Title of Securities:	3.650% Senior Notes due 2024	4.250% Senior Notes due 2027	4.500% Senior Notes due 2029

Distribution:	SEC Registered

Security Type:	Senior Unsecured

Expected Ratings at the Settlement Date*:	Moody’s: Baa1 (negative) / S&P: BBB+ (negative) / Fitch: BBB+ (negative)

Principal Amount:	$1,400,000,000	$1,200,000,000	$1,000,000,000

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	June 6, 2022

Settlement Date†:	June 15, 2022 (T+7)

Maturity Date:	June 15, 2024	September 15, 2027	September 15, 2029

Price to Public:	99.931% of face amount	99.788% of face amount	99.780% of face amount

Coupon (Interest Rate):	3.650%	4.250%	4.500%

Benchmark Treasury:	2.500% UST due May 31, 2024	2.625% UST due May 31, 2027	2.750% UST due May 31, 2029

Benchmark Treasury Price and Yield:	99-17+ / 2.736%	98-02 3⁄4 / 3.042%	97-29+ / 3.083%

Spread to Benchmark Treasury:	+95 bps	+125 bps	+145 bps

Yield to Maturity:	3.686%	4.292%	4.533%

Interest Payment Dates:	Semi-annually on June 15 and December 15 of each year, commencing December 15, 2022	Semi-annually on March 15 and September 15 of each year, commencing March 15, 2023

Optional Redemption:

Make-Whole Call:	UST + 15 bps	UST + 20 bps	UST + 25 bps

Par Call:	None	On or after August 15, 2027 (one month prior to the Maturity Date)	On or after July 15, 2029 (two months prior to the Maturity Date)

Special Mandatory Redemption:	If we do not consummate the proposed acquisition of Meggitt plc on or prior to April 3, 2023 or, if prior to such date, we notify the trustee for the notes in writing that the cooperation agreement between us and Meggitt plc is terminated, the notes will be subject to a special mandatory redemption. The special mandatory redemption price will be equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to, but not including, the special mandatory redemption date.

CUSIP / ISIN:	701094 AQ7 / US701094AQ75	701094 AR5 / US701094AR58	701094 AS3 / US701094AS32

Joint Book-Running Managers:

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

TD Securities (USA) LLC

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

TD Securities (USA) LLC

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

TD Securities (USA) LLC

Co-Managers:

Commerz Markets LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

BBVA Securities Inc.

Lloyds Securities Inc.

Santander Investment Securities Inc.

UniCredit Capital Markets LLC

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

BBVA Securities Inc.

Lloyds Securities Inc.

Santander Investment Securities Inc.

UniCredit Capital Markets LLC

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

BBVA Securities Inc.

Lloyds Securities Inc.

Santander Investment Securities Inc.

UniCredit Capital Markets LLC

BNY Mellon Capital Markets, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This pricing term sheet relates only to the securities described above and should be read in conjunction with the preliminary prospectus supplement dated June 6, 2022 (the “Preliminary Prospectus Supplement”) relating to these securities. The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.

† The issuer expects that delivery of the notes will be made to investors on or about June 15, 2022, which will be the seventh business day following the date of this pricing term sheet (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the date of delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the date of delivery of the notes should consult their advisors.

The issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.